EX-21.1


                              LIST OF SUBSIDIARIES

*        CathayOnline Technologies (Hong Kong) Ltd, a Hong Kong corporation
*        CathayOnline (BVI) Ltd, a British Virgin Islands corporation
*        Torchmail.com Inc, a Turks & Caicos, BWI corporation
* Sichuan CathayOnline Technologies Co. Ltd, a wholly owned foreign enterprise corporation, PRC
*        CathayOnline, Inc, a Canadian Corporation
*        China Lottery (Hong Kong) Limited, a Hong Kong corporation
* Beijing CathayOnline Technologies Co. Ltd, a wholly owned foreign enterprise, PRC